As filed with the Securities and Exchange Commission on November 7, 2017.

Registration No. 333-220962

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fireman B.V.†

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	Winzerlaer Str. 2 07745 Jena, Germany (+49) 3641 508180
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc. 10 E 40th Street, 10th floor New York, New York 10016 +1 (800) 221-0102
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Sophia Hudson Deanna L. Kirkpatrick Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Petra Zijp NautaDutilh N.V. Beethovenstraat 400 1082 PR Amsterdam The Netherlands +31 20 717 1000	Arthur R. McGivern Mitchell S. Bloom Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†	We intend to convert the legal form of our company under Dutch law from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability (naamloze vennootschap) and to change our name from Fireman B.V. to InflaRx N.V. prior to the closing of this offering.

EXPLANATORY NOTE

Fireman B.V. is filing this Amendment No. 4 to the Registration Statement on Form F-1, as amended (File No. 333-220962) (the “Registration Statement”), solely for the purpose of filing with the U.S. Securities and Exchange Commission an updated copy of Exhibit 10.3 to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of directors and officers

Our current and former directors (and such other current or former officer or employee as designated by the board of directors) have the benefit of the following indemnification provisions in our Articles of Association:

Indemnified persons shall be reimbursed for:

(a)	any financial losses or damages incurred by such indemnified person;

(b)   any expense reasonably paid or incurred by such indemnified person in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved:

in each case to the extent this relates to his current or former position with the company and/or a group company and in each case to the extent permitted by applicable law.

There shall be no entitlement to reimbursement as referred to above:

(a)	if a competent court or arbitral tribunal has established that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

(b)	to the extent that his financial losses, damages and expenses are covered under an insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so); or

(c)	in relation to proceedings brought by such indemnified person against the company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to the Articles of Association, pursuant to an agreement between such indemnified person and the company which has been approved by the board of directors or pursuant to an insurance taken out by the company for the benefit of such indemnified person.

The board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to above. We also intend to enter into indemnification agreements with each of our directors and executive officers upon the closing of this offering.

Item 7. Recent sales of unregistered securities

Set forth below is information regarding all securities issued by Fireman B.V.’s predecessor, InflaRx GmbH, without registration under the Securities Act since January 1, 2014:

On July 11, 2014, InflaRx GmbH issued 9,341 Series B preferred shares. In addition to the nominal value of the shares (€9,000), the shareholders made cash contributions into the Company’s capital reserves of €2.7 million.

In the third quarter of 2016, InflaRx issued 47,246 Series C preferred shares.  In addition to the nominal value of the shares (€47,000), the shareholders made cash contributions into the Company’s capital reserves of €31.0 million.

On October 12, 2017, InflaRx and its shareholders entered into an investment and adherence agreement with the Series D investors pursuant to which it agreed to issue and sell 27,555 Series D preferred shares to such investors. In addition to the nominal value of the shares (€27,555), the Series D Investors are expected to make cash contributions into the Company’s capital reserves of approximately €25.6 million upon the closing of the placement.

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From December 31, 2013 through June 30, 2017, InflaRx issued options to purchase 14,753 common shares with an exercise price of €646 per share, 1,110 common shares with an exercise price of €0.001 per share and 5,114 common shares with an exercise price of €1.00 per share to its employees, senior management and directors.

The issuances of restricted securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon the Section 4(a)(2) of the Securities Act and/or Regulation S promulgated under the Securities Act.

Item 8. Exhibits and financial statement schedules

(a)       The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Articles of Association
3.2*	Form of Articles of Association of InflaRx N.V.
3.3*	Form of Board Rules
4.1*	Form of Share Issue Deed
4.2*	Form of Registration Rights Agreement
5.1*	Opinion of NautaDutilh N.V., Dutch counsel of Fireman B.V., as to the validity of the common shares
8.1*	Opinion of NautaDutilh N.V., Dutch counsel of Fireman B.V., as to Dutch tax matters
8.2*	Opinion of Taylor Wessing Partnerschaftsgesellschaft von Rechtsanwälten, as to German tax matters
8.3*	Opinion of Davis Polk & Wardwell LLP, as to U.S. tax matters
10.1*	English language summary of Lease Agreement dated January 15, 2008 between InflaRx GmbH and Ernst-Abbe-Stiftung, as amended and supplemented from time to time
10.2*	English language summary of Lease Agreement dated April 10, 2017 between InflaRx GmbH and Immoprojekt Grundstücksveraltungsgesellschaft mbh
10.3†	Co-Development Agreement dated December 28, 2015 between InflaRx GmbH and Beijing Defengrei Biotechnology Co. Ltd., as supplemented by Addendum No. 1 dated December 28, 2015
10.4*	Form of Indemnification Agreement for directors and executive officers
10.5*	Investment and Shareholders’ Agreement dated July 21, 2016 between InflaRx GmbH and the Shareholders of InflaRx GmbH
10.6*	Investment and Adherence Agreement dated October 12, 2017 between InflaRx GmbH, the Shareholders of InflaRx GmbH and the Investors in the Series D Financing
14.1*	Code of Ethics of Fireman B.V.
21.1*	Subsidiaries of the Registrant
23.1*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft
23.2*	Consent of NautaDutilh N.V. (included in Exhibit 5.1 and 8.1)
23.3*	Consent of Taylor Wessing Partnerschaftsgesellschaft von Rechtsanwälten (included in Exhibit 8.2)
23.4*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.3)
23.5*	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft
24.1*	Powers of Attorney (included on signature page to the registration statement)
99.1*	Consent of Nicolas Fulpius, as director nominee
99.2*	Consent of Katrin Uschmann, as director nominee
99.3*	Consent of Mark Kuebler, as director nominee
99.4*	Consent of Lina Ma, as director nominee

*  Previously filed.

†  Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

(b)	The following financial statement schedule is filed as part of this registration statement:

None.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jena, Germany on November 7, 2017.

FIREMAN B.V.

By:	/s/ Niels Riedemann
	Name:	Niels Riedemann
	Title:	Chief Executive Officer

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Niels Riedemann	Chief Executive Officer (principal executive officer)	November 7, 2017
Niels Riedemann

/s/ Arnd Christ	Chief Financial Officer (principal financial and accounting officer)	November 7, 2017
Arnd Christ

/s/ Niels Riedemann	Director	November 7, 2017
Niels Riedemann

*	Authorized Representative in the United States	November 7, 2017
Colleen A. De Vries Senior Vice President

By:	/s/ Niels Riedemann
Niels Riedemann, Attorney-in-Fact

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